                                                                     Exhibit 4.1


                                    [DRAXIS LETTERHEAD]



CONFIDENTIAL
DELIVERED BY HAND

November 12, 1997

Dr. Martin Barkin
Chairman
DAHI Animal Health Inc.
7101 College Boulevard, Suite 580
Overland Park, KS  66210
U.S.A


Dear Martin:

RE: PFIZER INC. ("PFIZER") TRANSACTION

Reference is made to a Distribution Agreement for Canada entered into between DAHI Animal Health Inc. and DAHI Animal Health (Ontario) Inc., both wholly-owned subsidiaries of Draxis Health Inc. (collectively "Draxis") and Deprenyl Animal Health, Inc. ("DAHI") dated as of January 9, 1996 (the "Canadian Distribution Agreement"). Reference is also made to a Master Agreement between Draxis, DAHI and Pfizer, a License Agreement between
DAHI and Pfizer, a Research Agreement between Draxis, DAHI and Pfizer two Manufacturing and Supply Agreements between Pfizer and Draxis all dated as of November 12, 1997 (collectively the "Pfizer Agreements" or the "Pfizer Transaction"). Terms capitalized and not otherwise defined herein shall have the meanings ascribed thereto in the Pfizer Agreements.

The following will set out the terms and conditions upon which Draxis shall transfer to DAHI the rights under the Canadian Distribution Agreement and thereby terminate the Distribution Agreement for purposes of the Pfizer Transaction immediately prior to the Effective Date of the Pfizer Agreements:

1. DAHI shall pay to Draxis US$2.2 million immediately following the Effective Date of the Pfizer Agreements;

2. DAHI shall cause Pfizer to enter into the Supply and Manufacturing Agreement for Anipryl-Registered Trademark- with Draxis;

3. Draxis shall guarantee all of the obligations of DAHI under the Pfizer Agreements by signing the Pfizer Agreements or by way of separate guarantee;

4. Draxis shall arrange for the release of the security interest in DAHI assets held by the Royal Bank of Canada and Royal Bank Capital Corporation contemporaneously with the closing of the Pfizer Transaction;

5. Draxis shall ensure, on DAHI's behalf, that DAHI's obligations under the Chinoin Agreement dated as of October 1, 1990 and amended as of July 5, 1995 to purchase selegiline hydrocloride are satisfied;

6. DAHI shall sell to Draxis Health Inc. all inventory of Anipryl-Registered Trademark- currently held by DAHI immediately prior to the closing of the Pfizer Transaction. The purchase price for such inventory shall be DAHI's inventory carrying value and shall be paid to DAHI immediately following closing of the Pfizer Transaction;

7. For greater certainty, DAHI shall be responsible for its out-of-pocket transaction costs incurred in connection with the Pfizer Agreements, including investment banking fees of Salomon Brothers Inc., legal fees, etc.; and

8. Immediately following the Pfizer Transaction, DAHI shall pay to Draxis US$1 million on account of management and advisory services provided in connection with the Pfizer Transaction, including negotiating, structuring and preparing or settling the Pfizer Agreements and accounting, tax and legal advice.

If you are in agreement with the foregoing, please sign in the space provided below.

Yours very truly

DRAXIS HEALTH INC.                            DAHI ANIMAL HEALTH INC.



Per: /s/ Jim Garner                           Per: /s/ Martin Barkin
    -------------------------                     ------------------------
    Jim Garner                                    Martin Barkin


The foregoing is acknowledged and agreed to:


DEPRENYL ANIMAL HEALTH, INC.                  DAHI ANIMAL HEALTH (ONTARIO) INC.



Per: /s/ Martin Barkin                        Per: /s/ Martin Barkin
   -------------------------                      ----------------------------
   Martin Barkin                                  Martin Barkin


/II

c.  David Stevens
    Jacqueline Le Saux
    Laura Saylor

                                  MASTER AGREEMENT




                               Dated November 12, 1997



                                        Among





                                   Draxis Health Inc.


                               Deprenyl Animal Health Inc.



                                           and



                                        Pfizer Inc.

1.  DEFINITIONS....................................................... 1

2.  TRANSFER OF CANADIAN REGISTRATIONS, U.S. CUSHINGS DISEASE
REGISTRATIONS, TRADEMARKS AND TRADENAMES; EXCLUSIVE LICENSES.......... 3

3.  TRANSFER OF ADDITIONAL REGISTRATIONS; PAYMENT THEREFOR, ETC....... 3

4.  CLOSING........................................................... 4

5.  PROMOTIONAL COMMITMENTS........................................... 5

    5.1. PROMOTION OF THE PRODUCT..................................... 5
    5.2. MARKETING PLANS.............................................. 6
    5.3. MONTHLY REPORTING............................................ 6
    5.4. INVENTORY.................................................... 6
    5.5. PERSONNEL.................................................... 6
    5.6. CUSTOMER VISITS; SALES AND MARKETING MATERIALS............... 7
    5.7. DETAILING ACTIVITY........................................... 7
    5.8. PROMOTIONAL EXPENSES AND FIELD FORCE ALLOCATION.............. 7
    5.9. PRICE CHANGES................................................ 8

6.  DISTRIBUTOR AGREEMENTS............................................ 9

7.  LIAISONS.......................................................... 9

8.  REGISTRATIONS; REGULATORY MATTERS................................. 9

9.  TOLLING...........................................................12

10. TRADEMARK.........................................................13

11. REPRESENTATIONS AND WARRANTIES....................................13

12. FURTHER COVENANTS.................................................15

13. INDEMNITIES.......................................................16

14. PUBLICITY.........................................................18

15. RECORDS; INSPECTION...............................................18

16. TERM, ETC.........................................................18

17. NOTICES...........................................................19

18. BINDING EFFECT....................................................19

19. COUNTERPARTS......................................................19

20. INDEPENDENT AGREEMENTS............................................19

21. AMENDMENTS........................................................19

22. NO THIRD PARTY BENEFICIARIES; INDEPENDENT CONTRACTORS.............20

23. ASSIGNMENT AND SUCCESSORS.........................................20

24. WAIVERS...........................................................20

25. FORCE MAJEURE.....................................................20

26. SEVERABILITY......................................................20

27. FURTHER ASSURANCES................................................20

28. CONFIDENTIALITY...................................................20

29. GOVERNING LAW.....................................................21

30. ENTIRE AGREEMENT..................................................21

31. HEADINGS..........................................................21

EXHIBIT 1 - LIST OF MAJOR COUNTRIES...................................23

EXHIBIT 2 - DESCRIPTION OF PFIZER'S METHOD OF MEASURING RELATIVE
DETAILING ACTIVITY....................................................24

EXHIBIT 3 - DESCRIPTION OF PROMOTIONAL EXPENSE AND FIELD FORCE
ALLOCATION............................................................25

EXHIBIT 4 - DISTRIBUTOR AGREEMENTS....................................26

EXHIBIT 5 - DESCRIPTION OF REGISTRATIONS EITHER OBTAINED OR PENDING
ON THE EFFECTIVE DATE.................................................27

EXHIBIT 6 - DESCRIPTION OF PRODUCT DOSSIERS...........................28

EXHIBIT 7 - DESCRIPTION OF TECHNICAL ASSISTANCE AND TRAINING..........29

                            MASTER AGREEMENT


Master Agreement, dated November 12, 1997 among Draxis Health Inc. ("Draxis"), a Canada corporation and Deprenyl Animal Health, Inc. ("DAHI"), a Louisiana corporation and a wholly owned subsidiary of Draxis, on the one hand, and Pfizer Inc. ("Pfizer"), a Delaware corporation, on the other hand.

Draxis, DAHI and Pfizer hereby agree as follows:

1. Definitions. Capitalized terms used herein without definition shall have the meanings specified in the other Agreements.

"Affiliate" means, with respect to any party, its respective direct or indirect ultimate parent company, if any, and any company, firm or other entity more than fifty (50) percent (or such lesser percentage as which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of whose issued and voting capital or share participation is owned or controlled, directly or indirectly, by said party or by its parent company, but only for so long as said ownership or control shall continue.

"Agreements" means this Master Agreement and the License Agreement (the "License Agreement", between DAHI and Pfizer), the Manufacturing and Supply Agreements (the "Manufacturing Agreements",) each between Draxis and Pfizer, and the Research Agreement (the "Research Agreement"), among Draxis, DAHI and Pfizer, each dated the date hereof.

"Chinoin Agreement" means the Supply Agreement between Chinoin Pharmaceutical and Chemical Works Co. Ltd. ("Chinoin"), a wholly owned subsidiary of Sanofi., and DAHI, dated as of October 1, 1990, and amended and supplemented as of July 5, 1995.

"Chinoin Process" means a process for manufacturing selegiline hydrochloride, which process would infringe at least one of the following patents: Canadian No. 1,215,394 and U.S. No. 4,564,706 and foreign equivalents, as set forth in Appendix A of the Chinoin Agreement.

"Cognitive Disease Registration" has the meaning specified in the definition of Registration.

"Compound" means the chemical compound known as selegiline hydrochloride, having the chemical formula (-)-N-alpha-dimethyl-N-2-propylbenzene-ethanamine and any salts and derivatives thereof.

"Confidential Information" means all information which is disclosed by one party to another party and designated "Confidential" in writing by the disclosing party or parties at the time of disclosure to the other party or parties, to the extent that such information as of the date of disclosure was
(i) demonstrably known to receiving party or parties, other than by virtue of a prior confidential disclosure to by the disclosing party or parties; or
(ii) disclosed in published literature or otherwise known to the public through no fault or omission of the receiving party or parties; or (iii) obtained by the receiving party or parties from a non-Affiliate free from any obligation of confidentiality to the disclosing party or parties; or (iv) derived independently by the receiving party or parties, which it or they can demonstrate was so derived without reference to any disclosure by the disclosing party or parties.

"Cushings Disease Registration" has the meaning specified in the definition of Registration.

"Disclosure Book" means a book, dated the Effective Date and certified as complete and correct by an appropriate corporate officer of each of Draxis and DAHI Draxis containing the agreements, patents, and registrations and other documents referred to herein as appearing therein.

"Distributor Agreements" has the meaning specified in Section 6(a).

"dollar amounts". All dollar amounts contained herein shall refer to United States dollars.

"Effective Date" shall mean the closing date specified in Section 4(a) below.

"Field" shall mean the animal health field excluding the human health field.

"Field Force Allocation" means the amount spent by Pfizer for Direct Selling Expenses, which includes salaries, benefits, travel and entertainment and similar expenses for the Animal Health Division's sales representatives and supervisors in the United States and the cost of sales meetings and automobile fleet expenses incurred by such representatives and supervisors, as those costs and expense are allocated by Pfizer in the ordinary course of its business to the promotion of various Animal Health products in the United States, on a basis consistent with its current allocation practice.


                                   *


"License Agreement" has the meaning specified in the definition of Agreement.

"Major Countries" shall mean the countries listed in Exhibit 1.

"Manufacturing Agreements" shall have the meaning specified in the definition of Agreements.

"Other Registration" shall mean the commercial marketing approval of any Product (including the associated dossier, if any) by the relevant governmental regulatory authority (a) for countries specifically referred to in Sections 2(a) and 3(b) other than a Cushings Disease Registration, a
Cognitive Dysfunction Syndrome Registration or an         *        and (b)
for any other country, any Registration for any Product, including a Cushings Disease Registration, a Cognitive Dysfunction Syndrome Registration or an
      * ; an Other Registration shall become a "Registration" if substituted for a surrendered Registration, as provided in Section 8(i) hereof.

"Patents" shall have the meaning specified in the License Agreement.

"Products" means any or all compositions containing Compound as a therapeutically active ingredient used or useful in the Field.

"Promotion Expenses" means direct costs of advertising by any media, including, but not limited to television, radio and publications, seminars, symposiums, field days, promotional literature, product samples, product promotional items and market support trials.

"Registration shall mean the commercial marketing approval of any Product (including the associated product registration dossiers, if any) by the relevant governmental regulatory authority, for one or more of the following indications or substantially similar indications in any country specifically referred to in Sections 2(a) or 3(b):

          (a) Cushings Disease (a "Cushings Disease Registration"): Approval for use in the control of canine pituitary-dependent hyperadrenocorticism or the clinical signs associated with canine pituitary-dependent hyperadrenocorticism.



* Material has been omitted and filed separately with the Securities and Exchange Commission

          (b) Cognitive Dysfunction Syndrome (a "Cognitive Disease Registration"): Approval for use in the management of behavior problems associated with clinical, geriatric, canine learning and memory functions.


                                    *


"Research Program" shall have the meaning specified in the Research Agreement.

"Sanofi" shall mean Sanofi Sante Animale S.A., a France Societe Anonyme.

"Research Agreement" shall have the meaning specified in the definition of Agreements.

"Technical Information" shall have the meaning specified in the License
Agreement.

"Trademarks" shall have the meaning specified in the License Agreement.

"Tradenames" shall have the meaning specified in the License Agreement.

"U.S. Approval" shall have the meaning specified in Section 5.7.

2. Transfer of Canadian Registrations, U.S. Cushings Disease Registrations, Trademarks and Tradenames; Exclusive Licenses.

          (a). In consideration of the payment of $15,090,000 by Pfizer to DAHI on the Effective Date, DAHI hereby transfers to Pfizer all its right, title and interest in and to the Canadian Cushings Disease Registration, the Canadian Cognitive Dysfunction Syndrome Registration and the United States Cushings Disease Registration.

          (b) In further consideration of such payment, DAHI grants to Pfizer the exclusive world-wide licenses contained in the License Agreement, subject to the terms of the License Agreement.

3. Transfer of Additional Registrations; Payment Therefor, Etc.

          (a) Subject to the applicability of Section 8(i) and in consideration of the amounts specified below, Draxis and DAHI will obtain in the name of Pfizer or in the name of an Affiliate of Pfizer (as Pfizer may request) or will transfer to Pfizer or to an Affiliate (as Pfizer may request) all its right, title and interest in any Registrations or in any Other Registrations it may obtain in the future in the Field.

          (b) Within 30 days following the obtaining of a Registration in any of the following countries (provided that DAHI shall have transferred or be actively transferring such Registration to Pfizer), Pfizer will pay DAHI the following amounts:

U.S. Cognitive Dysfunction Syndrome Registration                   $10 million.






* Material has been omitted and filed separately with the Securities and Exchange Commission

First Cushings Disease Registration or Cognitive Dysfunction Syndrome Registration in each of:

Australia                                        $ 2 million
France                                           $ 2 million
Germany                                          $ 2 million
Japan                                            $ 2 million
United Kingdom                                   $ 2 million
Any one of the Latin American Countries          $ 100 thousand

Second Cushings Disease Registration or Cognitive Dysfunction Syndrome Registration in each of:

Australia                                        $ 1 million
France                                           $ 1 million
Germany                                          $ 1 million
Japan                                            $ 2 million
United Kingdom                                   $ 1 million

   The first Registration in a country must be for either Cushings Disease or Cognitive Dysfunction Syndrome; the second Registration must be for the other indication. (I.E. no payment would be due on the second Cushings Disease Registration in a country). There shall be no payment for any Cushings Disease Registration or any Cognitive Dysfunction Syndrome Registration in any other country of the world.

      *         in each of:

Australia                                        $ 1 million
France                                           $ 1 million
Germany                                          $ 1 million
Japan                                            $ 1 million
United Kingdom                                   $ 1 million
United States                                    $ 3 million

   There shall be no payment for any    *     in any other country of the world.

   Except for the payments for Other Registrations as provided below with respect to surrendered Registrations, there shall be no payment by Pfizer to either Draxis or DAHI for any Other Registration, whether obtained by Pfizer, Draxis or DAHI;


4. Closing. (a) The closing of the transactions contemplated by this Agreement shall take place on December 12, 1997, or on such other date as the parties hereto may agree at the offices of Pfizer at 235 East 42nd Street, New York, New York.

   (b) The closing under this Agreement is conditioned upon the following:

           (i) The waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, including any extensions thereof, shall have expired and any investigations that may have been opened by either the United States Department of Justice or the United States Federal Trade Commission (by means of a request for additional information or otherwise) shall have been terminated.


* Material has been omitted and filed separately with the Securities and Exchange Commission

           (ii) Draxis and DAHI shall have furnished Pfizer with evidence reasonably satisfactory to Pfizer as to the release from the security interests under any Security Agreements affecting all of the Patents, Trademarks, Tradenames, and Registrations.


           (iii) Draxis and DAHI shall have furnished Pfizer with the Disclosure Book and all enclosures contained therein, all of such enclosures to have been furnished to Pfizer not more than one week before the Effective Date, and the Disclosure Book and all of its contents shall be reasonably satisfactory to Pfizer on the Effective Date. If Pfizer shall object to any portion of the Disclosure Book, it shall do so immediately after receipt of such portion from Draxis or DAHI (and in any event within two business days of such receipt), and shall furnish Draxis and DAHI with a detailed explanation of the basis for its objections.


           (iv) Draxis and DAHI, on the one hand, and Pfizer, on the other hand, shall deliver to the other certificates signed by their Presidents or, in the case of Pfizer, the Animal Health Group President, and attested by a corporate officer, repeating and confirming each of the representations and warranties contained in this Agreement and any other Agreement, and certifying that each condition of closing hereunder has been fulfilled as contemplated hereby.


   (c) Upon the fulfillment of such conditions, Pfizer shall transfer $15,090,000 to Draxis and DAHI by wire transfer in New York Clearing House funds to

           Citibank, New York,
           ABA#: 021000089,
           For benefit of Dean Witter Reynolds,
           Beneficiary account# 40611172,
           For further credit to Deprenyl Animal Health, Inc.,
           Account#: 620040972-029;
           Personal Contact: Else Grech: (905)677-5500, ext. 250.

5. Promotional Commitments.

   5.1. Promotion of the Product. Pfizer shall, at its own expense, use reasonable efforts in each Major Country where there exists a Registration or Other Registration to (i) vigorously and aggressively promote, within the bounds set by any applicable statute or regulation, the distribution of the Product on a worldwide basis, and (ii) realize the maximum sales potential for the Product in the Field; in all other countries, Pfizer shall use reasonable commercial efforts within the country to so distribute and sell the Product in the Field. In each country for which the necessary Registration or Other Registration to market the Product has been obtained and subject to the delivery of the Product by Draxis to Pfizer under the Manufacturing Agreements pursuant to the terms thereof, Pfizer shall undertake a bona fide launch of the Product and shall commence marketing the Product (either through an Affiliate, a sublicensee or one or more distributors) within three months (x) following the date on which any such Registration or Other Registration is effective or (y), if the U.S.
   Cognitive Dysfunction Syndrome Registration is not then effective, within three months of the date on which the U.S. Cognitive Dysfunction Syndrome Registration is approved. Draxis and DAHI shall promptly notify Pfizer, and Pfizer shall promptly notify Draxis and DAHI, when approval of each Registration and Other Registration is obtained, by Draxis, DAHI or Pfizer, as the case may be. Pfizer shall promptly notify Draxis and DAHI when marketing is commenced in each country with respect to each Registration obtained. If Pfizer shall fail to undertake a bona fide launch of the Product and commence marketing the Product within the time required following approval of a Registration or Other Registration in any country other than the

   United States (as to which specific provision is set forth in this Agreement in Section 5.7), Pfizer will within 30 days reassign or transfer ownership of the Registration or Other Registration (and any other Registrations and Other Registrations in such country) and all rights under the License Agreement to Draxis or DAHI, as Draxis and DAHI shall specify, all as set forth in Section 8(i) below (dealing with the surrender of Registrations), and thereafter, Draxis or DAHI, as the case may be, shall thereafter hold all rights to commercialize the Product in such country. THE PARTIES AGREE THAT A FAILURE BY PFIZER TO LAUNCH THE PRODUCT IN ANY PARTICULAR COUNTRY (EXCEPT THE U.S.) WITHIN THE SPECIFIED TIME PERIOD SET FORTH IN THIS SECTION
   5.1 (AS SUCH TIME PERIOD MAY BE EXTENDED BY THE OCCURRENCE OF AN EVENT OF FORCE MAJEURE AND A REASONABLE PERIOD OF TIME TO RECOVER FROM SUCH EVENT)
   IS NOT CURABLE UNDER THIS AGREEMENT.

   5.2. Marketing Plans. Within sixty days after the Effective Date, Pfizer shall provide Draxis and DAHI with a written report detailing the marketing activities Pfizer will pursue with respect to the Product during 1998, including without limitation, budgets and resource commitments. Thereafter, during the term of this Agreement, Pfizer shall provide Draxis and DAHI with quarterly written reports regarding Pfizer's marketing activities and marketing plans for the Product, and Draxis and DAHI shall have the right to review and comment on such activities and plans. Pfizer will consider such comments in good faith, but shall retain the sole right and responsibility, in its sole discretion, to carry out such activities and plans.


   5.3. Monthly Reporting. Pfizer shall provide to Draxis and DAHI within 30 days following the end of each month during the term of the Agreement:

           (a). A monthly Inventory Report, setting forth Pfizer's inventory of Units on hand in the United States on the last day of each of Pfizer's fiscal accounting periods (four or five weeks), including Product Lot numbers; and

           (b). A Monthly Sales Report, setting forth Pfizer's Product sales in Major Countries for the preceding fiscal accounting period, by geographic region, and number of Product Units sold, which report may be submitted in electronic or magnetic media form, and shall be subject to verification upon request by Draxis or DAHI.


   5.4. Inventory. Subject to the delivery of Product to Pfizer by Draxis on a timely basis as provided in the Manufacturing Agreements and the existence of a Registration or an Other Registration in the Major Country, Pfizer shall, at its expense, maintain a sufficient inventory of the Product at all times during the term of this Agreement as necessary in order to meet the requirements of any customer or potential customer within any Major
   Country within 48 hours after receipt by Pfizer of an inquiry or purchase order from such customer or potential customer; in all other countries in which there exists a Registration or an Other Registration, Pfizer shall maintain inventories sufficient to meet the requirements of any customer or potential customer within a commercially reasonable period within each such country after receipt by Pfizer of an inquiry or purchase order from such customer or potential customer.


   5.5. Personnel. The parties agree that the Product cannot be effectively marketed, supported or maintained in the United States unless Pfizer hires, trains and supports sufficient sales and technical staff to meet its obligations under this Agreement. Therefore, Pfizer shall:

           (a) employ a sufficient number of full time animal health sales personnel, but in no event less than fifty, to promote the Product and to maximize sales in the United States; it is agreed that such sales personnel may promote other products for Pfizer in the Field. At the present time, Pfizer employs more than 50 such sales personnel, and it is its present intention to continue to do so, but Pfizer, in its sole discretion, may increase or decrease the number of such sales personnel. Pfizer shall equip its sales personnel with adequate training, marketing, technical and sales literature, including such materials as may be made available by Draxis or DAHI and approved by Pfizer;

      (b) employ a sufficient number of full time technical staff, but in no event less than three, having the knowledge and training necessary to meet Pfizer's obligations to maintain and support the Products distributed in the United States.

5.6. Customer Visits; Sales and Marketing Materials. DAHI technical representatives may, but have no obligation, to visit existing and potential customers with Pfizer sales personnel. Pfizer will furnish Draxis and DAHI with copies of all advertising and marketing materials for use in the United States, and during the first two years after the Effective Date and to the extent reasonably practicable, drafts of promotional materials.

5.7. Detailing Activity.

     (a) Pfizer's U.S. Companion Animal field force will detail Anipryl-Registered Trademark- more than any other product detailed by such field force (i) for the first two months during 1998 after launch by Pfizer of the Product in the U.S. for Cushings Disease and (ii) for the first four months after launch by Pfizer of the Product in the U.S. for Cognitive Dysfunction Syndrome ("U.S. Approval"). If the U.S. Approval is received on or before July 1, 1999, Pfizer will launch the Product for Cognitive Dysfunction Syndrome within 90 days after U.S. Approval. If the U.S. Approval is received after July 1, 1999 and if Pfizer launches another major companion animal health product in the United States during the four month period after U.S. Approval, such commitment to detail Cognitive Dysfunction Syndrome may be delayed for up to 120 days after U.S.
     Approval; and Pfizer's commitment to detail for four months at the number one level may be separated into two 2-month segments of detailing at the number one level.

     (b) During the second twelve month period following commencing such detailing for Cognitive Dysfunction Syndrome, Pfizer's U.S. Companion Animal field force will detail Anipryl-Registered Trademark- no less than in the fourth position.

     (c) Such detailing activity will be measured in accordance with Pfizer's ordinary methods of measuring relative detailing activity. Draxis and DAHI each acknowledge that Pfizer has described its methods of measuring relative promotional activity; a description of such methods appears as
     Exhibit 2; and Draxis and DAHI accept those methods for the purposes of this Agreement. PFIZER SHALL HAVE FOUR MONTHS (SUBJECT TO ANY EXTENSION OF TIME ARISING FROM AN EVENT OF FORCE MAJEURE AS PROVIDED IN SECTION 25 OF THIS AGREEMENT) AFTER RECEIPT OF NOTICE FROM DRAXIS OR DAHI OF CLAIMED BREACH OF THIS SECTION TO CURE ANY ACTUAL BREACH OF THIS SECTION 5.7.

5.8. Promotional Expenses and Field Force Allocation. (a) Until world wide Net Sales exceed $50 million in any one year, Pfizer will spend on Promotional Expenses and Field Force Allocation in the United States for the Product at least the following percentages of Net Sales in the United States made in that year:


           Year                  Percentage
           1998
           1999
           2000                      *
           2001-2004
           2005-2009

     (b) If the approval for Cognitive Dysfunction Syndrome in the United States is received after October 1, 1999, the percentage for 1999 shall be * the percentage for 2000 and until such approval is received shall be * through 2004 and * during 2005 through 2009, and after such approval is obtained, the following percentages shall be applicable for each year commencing on the first calendar quarter after such approval:

                   Year              Percentage
                  First
                  Second                  *
                  Third

     Such percentage shall be * , after the third year and until no later than the end of 2004, and shall be * for the period 2005 through 2009.

     (c) On or before April 1 in each year commencing April 1, 1999, Pfizer shall deliver a report to Draxis and DAHI, certified by the Vice
     President of Finance, Pfizer Animal Health Group, certifying for the previous year the world-wide Net Sales and the U.S. Net Sales, the Promotional Expenses and the Field Force Allocation for the Product in the United States. Examples of the computations described hereunder are set forth in Exhibit 3.

     (d) After world wide Net Sales exceed $50 million in any one year or if the Cognitive Dysfunction Syndrome Registration is not obtained before January 1, 2002, this Section 5.8 shall be of no further force or effect.

     (e) If Pfizer shall fail to expend the amounts specified under this
     Section 5.8 in any year and can demonstrate that it has a reasonable commercial basis for so doing, the applicable percentage for each succeeding year shall be the applicable percentage for the previous year, provided that Pfizer may take advantage of this Section 5.8(e) in only one year. THE PARTIES AGREE THAT A SECOND BREACH OF THIS COVENANT IS NOT CURABLE UNDER THIS AGREEMENT.

5.9. Price Changes. If Pfizer elects to take any action with respect to the price of the Product in any country referred to specifically in Section 2(a) or 3 (excluding all Latin American countries) that will adversely affect the aggregate amount of the royalties or other payments (including payments for goods) made by Pfizer to Draxis and DAHI as compared to a scenario with Pfizer taking no such action, then not less than 30 days before the effective date of such action, or if such action is considered immediately necessary by Pfizer in the exercise of best commercial judgment, as soon as practicable before or after taking such action, Pfizer will provide Draxis and DAHI under strict confidentiality, Pfizer's reasons, with reasonably detailed supporting documentation, for so acting. Draxis and DAHI may provide comments to Pfizer, provided however, that it is expressly understood and agreed by all of the parties to this Agreement the all decisions with respect to the price of the Product are and shall remain solely in Pfizer's unilateral control.


* Material has been omitted and filed separately with the Securities and Exchange Commission

6. Distributor Agreements.

     (a) Exhibit 4 hereto describes as of the Effective Date all agreements (the "Distributor Agreements") between Draxis and DAHI or either of them, on the one hand, and any non-Affiliated third party for the distribution or sale of any Product.

     (b) As of the Effective Date, Draxis and DAHI each hereby assign all their right, title and interest in and to each Distributor Agreement to Pfizer.

     (c) Between the date of this Agreement and the Effective Date, neither Draxis nor DAHI will take any action under any of the Distributor Agreements without the prior written consent of Pfizer.

     (d) On and after the date of this Agreement, Draxis and DAHI shall co-operate with Pfizer in dealing with the third parties under each Distributor Agreement, as Pfizer shall reasonably request.

7. Liaisons. Each of Pfizer, on the one hand, and Draxis and DAHI, on the other hand, will appoint a single person for each company or companies to serve as a liaison between Pfizer and its Affiliates, on one hand, and Draxis and DAHI and their Affiliates, on the other hand, in implementing the provisions of the Agreements. Each party will authorize their respective liaisons to act on behalf of the party and its Affiliates for any matter, subject to all necessary corporate approvals, if any. Each party will upon request furnish the other with reasonable evidence of the corporate authority of its liaison to act on any particular matter.

8. Registrations; Regulatory Matters.

     (a) Ownership Pfizer shall have exclusive ownership of all existing and future Registrations and Other Registrations. Unless otherwise agreed by the parties with respect to any Registration or Other Registration, Draxis and DAHI shall, without delay after the Effective Date, register Pfizer as the sponsor or marketing authorization holder for all existing or pending Registrations and Other Registrations, provided that Pfizer shall be responsible for any governmental charges related to making any such transfer. As the owner of the Registrations and Other Registrations, Pfizer shall perform all activities necessary to lawfully and adequately administer, manage, maintain, supplement, and amend the Registrations and Other Registrations.

     (b) Obtaining Registrations and Other Registrations; Costs Thereof.
     Draxis and DAHI shall obtain at their sole expense all the Registrations for the countries referred to specifically in each Major Country, except for the Registrations in Japan and Korea. Draxis and DAHI or Pfizer may, but shall have no obligation to, obtain any Registration in Korea. Pfizer shall obtain at its sole expense all Registrations in Japan. None of Draxis nor DAHI nor Pfizer shall be required to obtain any Registrations in any other country or any Other Registrations, provided that if a party, in its sole discretion decides to obtain a Registration in any such other country or an Other Registration in any country, it shall be obtained in the name of Pfizer or transferred to Pfizer and the party obtaining the Other Registration shall pay all of the expense obtaining and transferring such Registrations or Other Registrations.

     (c) Registrations and Other Registrations Obtained by Draxis or DAHI. Draxis and DAHI shall provide Pfizer with a reasonable opportunity to review, comment upon, and approve all product registration dossiers prior to submission to any governmental regulatory authority, other than those filed prior to the Effective Date. Pfizer, acting reasonably, shall provide Draxis and DAHI with any comments on such dossiers within 30 business days of receipt thereof, and shall respond to Draxis's and DAHI's responses, if any, within seven days thereafter. Draxis and DAHI will furnish Pfizer with an opportunity to review and comment on any correspondence or other formal communication with any regulatory agency with respect to any pending product registration dossiers; Pfizer will respond to any such draft communication within seven working days. Draxis and DAHI will provide Pfizer with prior notice of all meetings, conferences or discussions scheduled with any governmental regulatory authority concerning and pending or issued Registration. At all such meetings, conferences or discussions, Pfizer shall have the right to attend and participate, either in person or by telephone. Draxis, and Pfizer shall agree in advance in a timely manner on the agenda for all such meetings, conferences and discussions. Draxis, DAHI and Pfizer shall agree the criteria for any Registrations or Other Registrations which have not been filed on the Effective Date (but not for any Registrations for Cushings Disease or Cognitive Dysfunction Syndrome in the United States, the United Kingdom or in any other country in the European Community). The Registrations which have been obtained or for which approval is currently being sought are described in
          Exhibit 5. Any deviations from the existing criteria for any pending Registration proposed by Draxis or DAHI shall be approved by Pfizer to qualify for a payment under Section 3(b); provided, however, such approval by Pfizer shall not be unreasonably withheld. Pfizer will not require any additional clinical trials in order to obtain any Registration in a country specifically referred to in Section 3(b) unless required by the relevant regulatory authorities. Pfizer at its expense and upon the reasonable request of Draxis or DAHI, will assist Draxis or DAHI in obtaining Registrations; and Other Registrations; Draxis and DAHI, at their expense and upon the reasonable request of Pfizer, will assist Pfizer in obtaining Other Registrations.

          (d) Registrations by Pfizer in Japan. Within four months of the Effective Date, Pfizer will furnish Draxis and DAHI with a comprehensive plan of action to obtain the Registrations in Japan; Draxis and DAHI at their expense and upon the reasonable request of Pfizer, will assist Pfizer in developing such plan of action. As soon as practicable thereafter, Pfizer will use its reasonably diligent efforts to obtain such Registrations, including, without limitation, conducting such clinical trials as Pfizer deems necessary and reasonable to obtain such Registrations. Draxis and DAHI at their expense and upon the reasonable request of Pfizer, will assist Pfizer in obtaining such Registrations.

          (e) Assistance Generally. Draxis and DAHI and Pfizer and each of their Affiliates will each provide the other party hereto with assistance and will take all reasonable action requested by the other party to comply with any law or regulatory requirement applicable to the manufacture, packaging, distribution, marketing, or sale of any Product including reporting and other obligations necessary to maintain and update new animal drug approvals and marketing authorizations for the Product.

          (f) Sharing of Information and Safety Reporting.

                  (i) Draxis and DAHI shall each use its reasonably diligent efforts to promptly investigate, collect and provide to Pfizer information concerning any complaints about the safety or effectiveness of any Product and information about any adverse events of any Product associated with the use or its safety or efficacy from any source throughout the world and any information that may be required from Pfizer by or for the U.S. Food and Drug Administration or other similar regulatory agencies outside the United States.

                  (ii) Pfizer shall provide written notification to Draxis and DAHI of regulatory information relating to any Product, required by or for FDA and other regulatory agencies and the required reporting schedule(s). After receipt of any notification of any complaint described in
                  Section 7(f)(i), including information about any adverse events associated with the use of any Product or other complaints or information about its safety or effectiveness, Draxis and DAHI shall provide the required regulatory information to Pfizer promptly so as to allow Pfizer a reasonable opportunity to assess, evaluate, and report the information to such regulatory agencies in a timely manner. Pfizer shall determine whether complaints and reports relating to any adverse drug experience must be reported to FDA or any other regulatory agency.

                  (iii) Draxis and DAHI shall notify Pfizer immediately upon receiving information from FDA or any other regulatory authority or any other person concerning the possibility of a material problem with the safety or effectiveness of any Product, or any complaint concerning suspected or actual product tampering or the contamination or mix-up with or in the ingredients in any batch, package or container of Product. Further, Draxis and DAHI shall provide to Pfizer, immediately upon its receipt of such information, copies of all communications with or from a governmental regulatory authority about the manufacture, sale, promotion, distribution, or clinical investigation of any Product and any governmental review or inquiry about any Product, the need for a recall or withdrawal of one or more batches of any Product from the market, the initiation of a government investigation, detention, seizure or injunction of any Product, the initiation of a government inspection of the facilities used in conjunction with the manufacturing or distribution of any Product, or the receipt of any complaint concerning suspected or actual product tampering or the contamination or mix-up with or in the ingredients in any batch, package, or container of any Product.

                  (iv) Draxis and DAHI shall provide to Pfizer, within 48 hours of its receipt of such information, copies of all reports of unexpected side effects, injuries, toxicities, or sensitivity reactions associated with the clinical use of any Product or with studies, investigations, or tests involving any Product, whether or not determined to be attributable to such Product, all reports of any unexpected incidence or severity of such side effects, injuries, toxicities, or sensitivity reaction, and all veterinarian, customer, or user complaints about such Product.

                  (v) Pfizer will furnish Draxis and DAHI within 30 days after receipt with all information of the type described in Section 8(f) (iii) and (iv).

          (g) Post-Approval Regulatory Responsibility.

                  (i) Pfizer shall have exclusive authority and responsibility to obtain, maintain and seek any revisions to any Registration and any Other Registration, except that Draxis and DAHI shall be authorized to obtain supplemental Registrations in accordance with the provisions of this Agreement, and Draxis and DAHI may comment on all such initiatives prior to any submission by Pfizer for such governmental or regulatory approvals.
                  Pfizer shall also have the exclusive authority and responsibility to obtain, maintain and seek any revisions to Registrations of any Product, anywhere in the world, and Draxis and DAHI may comment on all such initiatives prior to any submission by Pfizer for such governmental or regulatory approvals; this provision shall not apply to new marketing authorizations and marketing authorizations for additional indications for the Product, which DAHI shall be authorized to obtain in accordance with the provisions of this Agreement.

                  (ii) Draxis and DAHI shall notify Pfizer of all changes made in conjunction with the manufacturing, processing, packaging, labeling, or holding of any Product and shall obtain Pfizer's acceptance, in writing, before implementing such changes. Pfizer shall have exclusive authority and responsibility to seek and/or obtain any necessary approvals of such changes.

                  (iii) Pfizer shall have exclusive authority and responsibility to develop, manufacture and distribute promotional materials relating to any Product and to seek regulatory approval of such materials.

          (h) Recalls or Other Corrective Actions.

                  (i) Pfizer shall be responsible for making all decisions with respect to any recall, market withdrawal or other corrective action related to any Product. Further, at Pfizer's request, Draxis and DAHI shall provide all reasonable assistance in effectuating any recall, market withdrawal or other corrective action. In so doing, Pfizer agrees to reimburse Draxis and DAHI for any documented, direct, out-of-pocket costs incurred by Draxis or DAHI in such recall, market withdrawal or other corrective action.

                  (ii) Pfizer will, to the extent possible under the circumstances, promptly notify Draxis and DAHI of any such market withdrawal or other corrective action, and if possible under the circumstances, meet and consult with Draxis and DAHI with respect thereto.

          (i) Surrender of Registrations. With respect to any Registration for any country specified in Section 3 (other than the United States), Pfizer may at any time before such Registration issues, or within 60 days after the date of issue of such Registration, surrender to Draxis or DAHI such Registration or its rights to such Registration, as well as any other Registrations in that country. Such surrender will be deemed complete upon written notice being delivered to Draxis and DAHI, notwithstanding that effectiveness may necessitate further correspondence with the relevant regulatory agency. Pfizer shall then be relieved of any obligation to make the payment for such Registration provided for in Section 3(b), provided that Pfizer shall be required to apply any unpaid milestone payments to other Major Countries and provided further that neither Draxis nor DAHI shall be obligated to refund any milestone payments already received for any Registration for that country. If Pfizer exercises it rights under this Section for France, the total milestone payments for France for each Registration shall be divided by two, and applied to Registrations in Spain and Italy. In determining substitutions for Registration milestone under Section 3(a) hereof, the substituted countries shall represent in the aggregate approximately the same size of companion animal health market and to the extent possible, shall be in the same geographical region; the milestone payment shall be prorated among the substitute countries based on the relative size of their companion animal health markets.

          (j) Reassignment or Transfer. Upon any termination of this Agreement or upon the surrender of any Registration by Pfizer to Draxis or DAHI hereunder, Pfizer shall use its best efforts to immediately reassign or transfer ownership, without delay, of all Registrations and Other Registrations (in the case of termination) or all Registrations or Other Registrations in the country in which a Registration is surrendered (in the case of surrender) to Draxis or DAHI or as they may specify. Thereafter, Draxis or DAHI, as the case may be, shall thereafter hold all rights to commercialize the Product in such country. The parties will also modify and amend the License Agreement as appropriate to effectuate the surrender of all rights to the Product and Technology with respect to the relevant countries, including patent, trademark, tradename, technology and other intellectual property rights. All costs of the transfers and assignments made pursuant to this Section shall be borne by Pfizer.

9. Tolling. Draxis shall notify Pfizer when Draxis has a facility in Canada that is operating and is approved by the FDA, and thereafter the parties will evaluate in good faith whether there are any opportunities for Draxis to toll human or animal health pharmaceutical products for Pfizer on mutually agreed upon terms; provided, however, neither Draxis nor Pfizer shall be under any obligation to enter into any such tolling agreement.

10. Trademark. Pfizer shall, to the extent commercially reasonable, use the trademark Anipryl-Registered Trademark- in the marketing and sale of any Product. If the trademark Anipryl-Registered Trademark- is not available in any country, any of Draxis, DAHI or Pfizer may, at its expense, obtain a substitute trademark, which shall be reasonably satisfactory to each of the other parties; each such substitute trademark shall be obtained in the name of, or assigned to, DAHI for no consideration; each such trademark shall thereafter constitute a Trademark for all purposes under the License Agreement and shall be licensed to Pfizer pursuant to the terms thereof. If Pfizer determines that it would be commercially reasonable to use a trademark other than Anipryl-Registered Trademark- with respect to the marketing and sale of any Product in any country, each such trademark shall be obtained by Pfizer at its expense, shall be assigned by Pfizer to DAHI for no consideration and shall be registered in the name of Draxis or DAHI, as they may elect; at Pfizer's expense; each such trademark shall thereafter constitute a Trademark for all purposes under the License Agreement and shall be licensed to Pfizer pursuant to the terms thereof.

11. Representations and Warranties. Draxis and DAHI, on the one hand, and Pfizer, on the other hand, each represents and warrants on the date of this Agreement and as of the Effective Date, as follows:

(a) Organization. Each represents and warrants that it is a corporation duly organized, validly existing and is in good standing under the laws of the state or Government of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform each Agreement to which it is a party.

(b) Authorization. Each represents and warrants that the execution, delivery and performance by it of each Agreement to which it is a party has been duly authorized by all necessary corporate action and does not and will not
(i) require any consent or approval of its stockholders, except in the case of DAHI, which consent has been obtained, (ii) violate any provision of any law, rule, regulations, order, writ, judgment, injunctions, decree, determination award presently in effect having applicability to it or any provision of its certificate of incorporation or by-laws or (iii) result in a breach of or constitute a default under any material agreement, mortgage lease, license, permit or other instrument or obligation to which it is a Party or by which it or its properties may be bound or affected.

(c) Binding Agreement. Each represents and warrants that each Agreement to which it is a party is its legal, valid and binding obligation, enforceable against it in accordance with each such Agreement's terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditor's rights generally.

(d) No Conflict. Each represents and warrants that it is not under any obligation to any person or entity, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations under any Agreement to which it is a party.

(e) No Guarantee of Success. Each makes no express or implied warranties, statutory or otherwise, concerning the success of the Research Program or the obtaining of Registrations as contemplated by this Agreement or except as expressly set forth herein or in any of the other Agreements, the quality, validity, commercial utility or any other characteristics of any Product.

(f) DAHI Ownership of Patents, etc. Draxis and DAHI each represent and warrant that the Exhibits to this Agreement or the License Agreement (i) identify all Registrations and all Other Registrations owned by or applied for with respect to any Product by Draxis or DAHI; (ii) identify all Patents, whether issued or pending, and all Trademarks, whether issued or pending, with respect to any Product and owned by or licensed to Draxis or DAHI; and
(iii) identify all Tradenames used by Draxis or DAHI with respect to any Product. Draxis and DAHI each represents and warrants (i) that, except for the rights granted to Pfizer under the Agreements and to the best of its knowledge and belief on the Effective Date, DAHI has, and each of Draxis and DAHI shall use its reasonable diligent efforts to retain, all right, title and interest in and to the Registrations (in the name of Pfizer), the Technical Information, the Patents, the Trademarks and the Trade Names, that exist on the Effective Date, provided that Pfizer acknowledges that Draxis and DAHI shall not be required to undertake any action which Pfizer is unwilling to undertake to retain any such right, title or interest in any such Patent, Trademark or Tradename; (ii) that DAHI owns the entire right, title and interest in Patents and Technical Information, excluding any technology relating to the manufacture of the Compound and has the right to enter into this Agreement; and (iii) to the best of its knowledge and belief on the Effective Date, DAHI has no present knowledge from which it can be inferred that Patents are invalid or that their exercise would infringe patent rights of third parties.

(g) No non-Affiliate Infringement. Draxis and DAHI each represents and warrants that as of the Effective Date (i) it has no knowledge that making, using or selling Products in the Field may or does infringe the patent rights of any non-Affiliate, except as the manufacture of bulk selegiline may infringe the patents described in Schedule A of the Chinoin Agreement, and
(ii) it has no knowledge that any non-Affiliate may be or is infringing the Patents, except that Sanofi is believed to be selling a selegiline product in the Field in Belgium and France; a court of competent jurisdiction could determine that such sales constitute an infringement of one or more of the Patents. In this connection, Draxis and DAHI have brought to Pfizer's attention Patent Numbers 930504 and 931222 in France, No. 5,547,995 in the U.S., 2,122,780 in Canada and 623,344 in the European Patent Office and additional information contained in the Disclosure Book.

(h) Research Pipeline. Pfizer represents and warrants that neither Pfizer nor any of its Affiliates has any Non-Compound Product candidate in clinical trials as of the Effective Date.

(i) No non-Affiliate Rights to Products. Draxis and DAHI each represents and warrants that as of the Effective Date it has no agreements, understandings or undertakings with any non-Affiliate or entities regarding ownership or disposition of any Products, except for the Distributor Agreements and as set forth in the Disclosure Book; the Disclosure Book contains true and correct copies of the Distributor Agreements and true and correct copies of all documents relating thereto.

(j) Product Registrations. (i) Draxis and DAHI each represents and warrants that, as of the date of this Agreement, Exhibit 5 sets forth the complete list of all product registrations granted to either of them by any governmental regulatory authority relating to any Product, that DAHI is the sole and exclusive owner of each such registration, and that DAHI has not authorized any right of reference with respect to any such registration.

(k) Product Dossiers. Draxis and DAHI each represents and warrants that, as of the date of this Agreement, Exhibit 6 sets forth the complete list of all dossiers that it has submitted to any governmental regulatory authority relating to any Product, that DAHI is the sole and exclusive owner of each such dossier, and that DAHI has not authorized any right of reference with respect to any such dossier.

(l) Regulatory Compliance. Draxis and DAHI each represents and warrants that there has been no material adverse change in the status of or circumstances surrounding any of the issued

Registrations from each of the Registration dates, as set forth in Exhibit 5 and the date of this Agreement, except as described in Exhibit 5.

(m) Pending Registrations. Draxis and DAHI each represents and warrants that there has been no material adverse change in the status of or circumstances surrounding any of the pending Registrations, between the date that each Product Dossier was submitted, as set forth in Exhibit 5 and the date of this Agreement, except as described in Exhibit 5.

(n) Research Project. Draxis, DAHI and Pfizer each represents and warrants that all research conducted or to be conducted by or for Draxis, DAHI or Pfizer under the Research Agreement will comply with all applicable laws and regulations.

(o) Chinoin Agreement. The Disclosure Book contains, or on the Effective Date will contain, true and correct copies of the Chinoin Agreement, and all documents related thereto.

(p) Hoechst Due Diligence Materials. The Disclosure Book contains, or on the Effective Date will contain, true and correct copies of the all documents furnished to Hoechst in connection with its due diligence of the Product.

(q) Brokers. Draxis, DAHI and Pfizer each represents and warrants that no broker or finder is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement. Draxis and DAHI are solely responsible for the fees and expenses of Salomon Brothers, Inc. in connection with this transaction. Pfizer is solely responsible for the fees and expenses of Lizard Ferries in connection with this transaction.

(r) Pfizer's Investigation. Pfizer acknowledges that neither Draxis nor DAHI, except as specifically set forth in forth in this the representations and warranties contained in this Section, in the Exhibits or in the Disclosure Book or in any of the other Agreements, shall have any liability for any other representation or warranty, express or implied, in connection with the transactions contemplated by this Agreement, including without limitation any representation or warranty as to the accuracy or completeness of any information disclosed to Pfizer orally with respect to the Product in connection with Pfizer's due diligence review of the Product.

12. Further Covenants.

     (a) Throughout the term of this Agreement, Draxis, DAHI and Pfizer each shall: maintain and preserve its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation and qualify and remain qualified as a foreign corporation in good standing in each jurisdiction in which such qualification is from time to time necessary or desirable in view of their business and operations or the ownership of their properties; and comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any government authority to the extent necessary to conduct the Research Program and to fulfill their respective obligations under the Agreements, except for those laws, rules, regulations, and orders it may be contesting in good faith.

          (b) Throughout the term of this Agreement and the Manufacturing Agreements and until the Chinoin Agreement shall have expired, terminated or been amended, Draxis and DAHI shall supply Product for sale in the United States and Canada (and if either is supplying Pfizer with bulk selegiline under the Manufacturing Agreements, such bulk selegiline) made only from selegiline manufactured using bulk material either purchased from Chinoin or, if not purchased from Chinoin, made by a process other than the Chinoin Process; and Pfizer shall sell such Product only in the United States and Canada.

          (c) Throughout the term of this Agreement and the Manufacturing Agreements and until the Chinoin Agreement shall have expired, terminated or been amended, Draxis and DAHI shall supply Product for sale outside the United States and Canada (and if either is supplying Pfizer with bulk selegiline under the Manufacturing Agreements, such bulk selegiline) made only from selegiline manufactured using bulk material made by a process other than the Chinoin Process and purchased from a source other than Chinoin, and Pfizer shall sell such Product only outside the United States and Canada.

          (d) Throughout the term of this Agreement and the Research Agreement, Draxis and DAHI shall supply Product or selegiline under the Research Agreement for the conduct of the clinical trials contemplated by the Research Project made only from selegiline purchased from Chinoin.

          (e) For up to six months from the date of this Agreement, Draxis and DAHI will provide Pfizer with technical services assistance and training as provided in Exhibit 7.

          (f) The parties will cooperate and promptly after the Effective Date will notify the Agreements to the European Commission and will jointly seek an individual exemption for any provisions that may require such action. In the event that the Commission declines to give such an exemption, or such other comfort as the parties may agree, then the parties will negotiate in good faith to provide equivalent benefits to those not cleared by the Commission, in a manner acceptable to the Commission.

13. Indemnities.

(a) Draxis and DAHI shall at all times during and after the term of this Agreement be jointly and severally responsible for, and shall defend, indemnify and hold Pfizer, and its officers, employees and agents, harmless from and against any and all losses, damages, costs, claims, demands, suits, proceedings, judgments, expenses, recoveries and damages, including reasonable legal expenses and costs and including attorneys' fees, arising out of any claim by a third party to the extent that the basis for such claim shall not be caused in whole or in significant part to the negligence or intentional wrong doing of Pfizer, its officers, employees or agents:

          (i) arising from any breach of a representation or warranty given to Pfizer under this Agreement by either Draxis or DAHI, and including, without limitation, any representation and warranty as to the ability of Draxis or DAHI to enter into any Agreement with respect to any country other than Canada or the United States;

          (ii) asserted by any of the distributors under the Distributor Agreements and arising from any event occurring before the date of this Agreement;

          (iii) arising from any seizure or recall by the FDA or a similar regulatory agency in any of any state or Canada of any Product manufactured before the Effective Date and arising from any failure to manufacture or test product before the date hereof in accordance with methods filed with the FDA;

          (iv) any supply by Draxis or DAHI of Product or bulk selegiline otherwise than in accordance with Section 12 (b), (c) or (d);

          (v) to the extent such liability results from a product liability claim for any Product distributed by Draxis or DAHI before the Effective Date; and

          (vi) to the extent such liability results from any aspect of the performance or failure to perform any term of any Agreement by Draxis or DAHI or from the negligence or willful misconduct of Draxis or DAHI;

provided, however, that Pfizer shall give Draxis and DAHI prompt notice of any such claim or lawsuit and, provided further, that Draxis and DAHI shall have the right to defend or, with Pfizer's consent, which shall not be unreasonably withheld, to compromise or settle any such claim or lawsuit. Pfizer will cooperate with Draxis and DAHI in any such lawsuit, to the extent Pfizer considers it reasonable so to do.

(b) Pfizer shall at all times during and after the term of this Agreement be responsible for, and shall defend, indemnify and hold Draxis and DAHI, and their respective officers, employees and agents, harmless from and against any and all losses, damages, costs, claims, demands, suits, proceedings, judgments, expenses, recoveries and damages, including reasonable legal expenses and costs and including attorneys fees, arising out of any claim by a third party to the extent that the basis for such claim shall not be caused in whole or in significant part to the negligence or intentional wrong doing of Draxis or DAHI or their officers, employees or agents:

          (i) arising from any breach of a representation or warranty given to Draxis and DAHI under this Agreement by Pfizer;

          (ii) asserted by any of the distributors under the Distributor Agreements and arising from any event occurring on or after the date of this Agreement, including without limitation any claim that a Distributor Agreement may not be assigned to Pfizer;

          (iii) any failure by Pfizer to distribute or sell Product as required by Section 12 (b), (c) or (d), provided that Pfizer shall have no responsibility for distribution or sale of Product by any non-Affiliated person to whom Pfizer shall have sold any Product;

          (iv) to the extent such liability results from a product liability claim for any Product distributed by Pfizer on or after the Effective Date, except to the extent that Draxis shall have indemnified Pfizer against such claim under the terms of either Manufacturing Agreement;

          (v) to the extent such liability results from any aspect of the performance or failure to perform any term of any Agreement or from the negligence or willful misconduct of Pfizer under any of the Agreements;

          (vi) to any claim with respect to the conduct of the Research Project as approved by the Research Committee pursuant to the terms of the Research Agreement;

          (vii) to any claim with respect to Pfizer conducting research or development with respect to any product which is or may be competitive with any Product or the marketing and sale thereof; and

          (viii) to any claim based on Pfizer's labeling of the Product or its storage, handling, marketing, promotion, distribution and/or deliver of the Product after title passes to Pfizer pursuant to either of the Manufacturing Agreements;

provided, however, that Draxis and DAHI shall give Pfizer prompt notice of any such claim or lawsuit and, provided further, that Pfizer shall have the right to defend or, with DAHI's and Draxis's consent, which shall not be unreasonably withheld, to compromise or settle any such claim or lawsuit, and provided further that Pfizer shall not make any admission of invalidity or unenforceability of any of the Patents, without the prior written consent of Draxis and DAHI, such consent not to be unreasonably withheld. Draxis and DAHI will cooperate with Pfizer in any such lawsuit, to the extent either considers it reasonable so to do.

(c) No party shall be liable to any other party for any consequential damages, including without limitation, loss of profits.

14. Publicity. Except as required by law and as otherwise expressly provided in Section 16 of the Research Agreement (dealing with publication of research results), neither Draxis nor DAHI nor Pfizer shall disclose the terms of any Agreement without the written consent of the other parties, which consent shall not be unreasonably withheld; the parties expressly consent to the issuance of the press releases issued by Draxis and Pfizer on the date of this Agreement.

15. Records; Inspection. Pfizer shall keep complete, true and accurate books of account and records for the purpose of determining the amounts payable Draxis and DAHI under the Agreements. Such books and records shall be kept at Pfizer's principle place of business for at least three years following the end of the fiscal quarter to which they pertain. Such records will be open for inspection during such three year period by a public accounting firm to whom Pfizer has no reasonable objection, solely for the purpose of verifying amounts due Draxis or DAHI under any of the Agreements. Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable notice. Inspections conducted under this Section 15 shall be at the expense of Draxis and DAHI; provided, in the event the inspection reveals an underpayment of five percent (5%) or more in any period, Pfizer shall pay the costs of such inspection. The public accounting firm employees shall sign a customary confidentiality agreement as a condition precedent to their inspection.

16. Term, etc.

          (a) Term. Unless sooner terminated or extended, this Agreement shall expire upon the termination of the last of the Agreements.

          (b) Event of Termination. Each of the following events shall constitute an event of termination ("Event of Termination"): Draxis, DAHI or Pfizer shall fail in any material respect to perform or observe this Agreement or any of the other Agreements, and any such failure shall remain unremedied for thirty days (or such longer period as may be expressly provided in this Agreement or any of the other Agreements with respect to any such failure) after written notice to the failing Party.

          (c) Termination. Upon the occurrence of any Event of Termination, any party not responsible may by notice to the other parties, terminate this Agreement and the other Agreements.

          (d)    Surviving Rights and Obligations. Termination of this
          Agreement for any reason shall be without prejudice to DAHI's right to re-assignment or transfer of all Registrations, Other Registrations and any Technology licensed to or in the possession of Pfizer, the right of any party to receive all payments accrued under any Agreement and any other remedies which any party may otherwise have.



17. Notices. All notices shall be in writing mailed via certified mail, return receipt requested, courier, or facsimile transmission addressed as follow, or to such other address as may be designated from time to time:

If to Draxis:

         Draxis Health Inc.
         6870 Goreway Drive
         Mississauga, Ontario H4S 1W6
         Canada

         Attention: President
         With a copy to: General Counsel

If to DAHI:

         Depreny Animal Health, Inc.
         7101 College Boulevard
         Suite 580
         Overland Park, Kansas 66210

            Attention: President

If to Pfizer:

         Pfizer Inc.
         235 East 42nd Street
         New York NY 10017-5755

            Attention: President, Animal Health Group
            With a copy to: Office of the General Counsel


Notices shall be deemed given as of the date mailed.

18. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

19. Counterparts. This Agreement may be executed in three or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. Independent Agreements. Except as specifically provided herein, if for any reason or under any circumstances any or all of the Agreements shall terminate or shall no longer be in effect or enforceable, such shall in no way affect the validity or enforceability of this Agreement which shall continue in full force and effect according to its terms.

21. Amendments. Any modification, amendment or supplement to this Agreement or any of the other Agreements shall be in writing and shall be signed by duly authorized representatives of each party to the amended Agreement.

22. No Third Party Beneficiaries; Independent Contractors. No third party, including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement. Draxis, DAHI and Pfizer shall be deemed to be independent contractors, and neither this Agreement nor any of the other Agreements shall be construed to create between or among any of Draxis, DAHI or Pfizer any other relationship such as, by way of example only, that of employer and employee, principal and agent, joint-venturer, partner or co-partner or any similar relationship, the existence of which is expressly denied by the parties.

23. Assignment and Successors. None of the Agreements may be assigned by any of the parties hereto without the consent of the other parties, except that each party may assign the Agreements and the rights and interests of such party, in whole or in part, to any of its Affiliates, or and, in the case of Pfizer, to any purchaser of all or substantially all of its animal health business, provided that Pfizer shall assign all of the Agreements to any such purchaser.

24. Waivers. A waiver by any party of any term or condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.

25. Force Majeure. Neither Draxis nor DAHI nor Pfizer shall be liable for failure of or delay in performing any of its obligations set forth in this Agreement or any of the other Agreements, and none of them shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of Draxis or DAHI or Pfizer, as the case may be, including, but not limited to, strikes or other labor disturbances, lockouts, riots, wars, fires, floods or storms, provided that any such delay in performance shall continue only so long as performance is prevented by any such disaster or cause and any reasonable period as may be required to recover from such disaster or cause. A party claiming a right to excused performance under this Section shall immediately notify the other parties in writing of the extent of its inability to perform, the anticipated period of time during which it believes it will be unable to perform, and the reasonable steps it is undertaking to recover from such disaster or cause.

26. Severability. If any provision of this Agreement or any of the other Agreements is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable it is the intention of the parties that the remainder of this Agreement and the other Agreements shall not be affected.

27. Further Assurances. At any time after the Effective Date, Draxis, DAHI and Pfizer shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Draxis, DAHI or Pfizer, as the case may be, and necessary for Draxis, DAHI or Pfizer, as the case may be, to satisfy their respective obligations hereunder or under any of the other Agreements or to obtain the benefits contemplated hereby or thereby.

28. Confidentiality. During the term of this Agreement and the Other Agreements, Draxis and DAHI, on the one hand, and Pfizer, on the other hand, may disclose its Confidential Information to the other party. To the extent that the particular disclosure is not covered by specific provisions of any other Agreement with respect to the Confidential Information in question (such as the provisions of confidentiality with respect to Technology as set forth in Section 8 of the License Agreement), the parties will treat any such disclosure of Confidential Information as follows:

         (a) The Confidential Information will be used by the receiving party or parties only in connection with the terms of this Agreement and the Other Agreements.

         (b) The receiving party or parties will treat the Confidential Information as it would its own proprietary information.

         (c) The receiving party or parties will take all reasonable precautions to prevent the disclosure of the Confidential Information to any non-Affiliate, and shall disclose Confidential Information to an Affiliate subject to the same obligations of confidentiality.

         (d) All Confidential Information shall be kept in confidence by the receiving party or parties for a period of seven years after disclosure.


29. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

30. Entire Agreement. This Agreement, together with the other Agreements, sets forth the entire agreement and understanding among the parties hereto and thereto as to the subject matter hereof and thereof and each Agreement supersedes all previous written or oral negotiations, commitments, agreements, transactions or understandings with respect to the subject matter of this Agreement or the other Agreements.

31. Headings. Section headings are inserted for convenience of reference only and do not form a part of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.



DEPRENYL ANIMAL HEALTH, INC.


By:  /s/ Martin Barkin
   ---------------------------


BY:
   ----------------------------



DRAXIS HEALTH INC.


By: /s/ J. LeSaux
   ----------------------------


By: /s/ James A. Garner
   ----------------------------



PFIZER INC.


By: /s/ Robert [ILLEGIBLE]
   ----------------------------


By: [ILLEGIBLE]
   ----------------------------